Exhibit 23.5

IQVIA
210 Pentonville Road
London N1 9JY
United Kingdom
iqvia.com

AstraZeneca PLC

Legal & Secretary's Department
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge CB2 OAA
England

AstraZeneca Finance LLC

1209 Orange Street

Wilmington, Delaware 19801

United States

For the attention of Adrian Kemp and Mariam Koohdary
By email & by post

24 May 2021

Dear Ladies and Gentlemen

IQVIA DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2020

In connection with the filing of the accompanying Registration Statement on Form F-3 (the “Form F-3”) of AstraZeneca PLC (“AstraZeneca”) and AstraZeneca Finance LLC (“AstraZeneca Finance”), IQVIA Ltd. (“IQVIA”) hereby authorizes AstraZeneca and AstraZeneca Finance to refer to IQVIA and certain pharmaceutical industry data derived by IQVIA, as identified on the pages included in Exhibit 15.3 to AstraZeneca's Annual Report and Form 20-F Information for the fiscal year ended December 31, 2020 (the “Annual Report”), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca and AstraZeneca Finance, subject to the same acknowledgements and agreements as set forth in our letter from IQVIA to AstraZeneca PLC, dated 16 February 2021 and included in Exhibit 15.3 to the Annual Report.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorization will not become effective until accepted and agreed by AstraZeneca and AstraZeneca Finance.

Very truly yours,

/s/ Matthew Kane
Name: Matthew Kane
Title: Assistant General Counsel

For and on behalf of IQVIA Ltd.

ACCEPTED AND AGREED
This 24th day of May 2021

AstraZeneca PLC

/s/ Adrian Kemp

Name: Adrian Kemp
Title: Company Secretary

ACCEPTED AND AGREED
This 24th day of May 2021

AstraZeneca Finance LLC

/s/ Mariam Koohdary

Name: Mariam Koohdary
Title: President & Secretary